SECOND AMENDED AND RESTATED
LICENSE AND PRODUCT SUPPLY AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AND PRODUCT SUPPLY AGREEMENT (“Agreement”) is made as of the 29th day of May, 2009 (the “Effective Date”), by and between UNIGEN PHARMACEUTICALS, INC., a Delaware corporation whose principal place of business is located at 2660 Willamette Drive NE, Lacey, WA 98516 (“Licensor”), and SCHIFF NUTRITION GROUP, INC., a Utah corporation whose principal place of business is located at 2002 South 5070 West, Salt Lake City, Utah 84104 (together with its subsidiaries “Licensee”).

WHEREAS, Licensor is the owner of valuable data, trade secrets, science, technology, information, formulas, know-how, patents, trademarks and other intellectual property relating to the design and manufacture of a proprietary patented and patent pending compound (as more fully described in Schedule A  hereto, the “Compound”), which is suitable for use in the manufacture and distribution by Licensee of dietary supplements and consumer health products which Licensee intends to market for certain joint and musculo-skeletal health or other purposes as set forth on Schedule B hereto (the “Purposes”);

WHEREAS, Licensee develops, manufactures, markets and sells nutritional supplements and consumer health products under various brands and through several different channels of distribution;

WHEREAS, Licensor has either been issued or made application for certain patents (the “Patents”) (the Patents are set forth on Schedule C hereto and shall hereinafter along with any data, trade secrets, science, technology, formulas, know-how, intellectual property or other information relating to the Compound (other than the Trademark, as defined below) collectively be referred to as the “Property”);

WHEREAS, the parties entered into a License and Product Supply Agreement dated as of May 18, 2004 and amended and restated as of October 13, 2006 regarding, among other matters, the grant of an exclusive license for the Compound, the Property and the trademark Univestin® (the “Trademark”) to Licensee in connection with the manufacturing, marketing and sale of joint and musculo-skeletal health related products containing the Compound in certain channels of trade in the United States, Mexico, Canada and certain other territories;

WHEREAS, Licensee now desires to obtain a non-exclusive license from Licensor and Licensor desires to terminate the existing licenses and grant to Licensee a non-exclusive license to use the Compound and Property in association with the offering for sale, advertising, promotion, manufacturing, packaging, shipping, marketing, sale and distribution of certain dietary supplement and other products which contain the Compound as an active ingredient (collectively, the “Products”) in the food, drug and mass (including club) or other authorized channels of trade as set forth on Schedule B hereto (the “Authorized Channels of Trade”) in the United States and the other territories as set forth on Schedule B hereto (the “Territories”)  for the Purposes; and

WHEREAS, Licensee further desires to purchase its total requirements of the Compound solely and exclusively from Licensor (to the extent Licensee's use of the Compound would be covered by the Patents) and Licensor desires to sell the Compound to Licensee in raw material form in accordance with the specifications attached hereto as Schedule D (as amended in writing from time to time by mutual agreement of the parties, the “Specifications”).  Each party agrees that its consent to amend the Specifications will not be unreasonably withheld or delayed.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

1. Grant of License/Rights.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee accepts a non-exclusive license to use the Compound and Property in connection with the advertising, promotion, manufacturing, packaging, shipment, distribution and sale of the Products in the Authorized Channels of Trade in the Territories solely for the Purposes. The parties hereby agree that the grant of this license shall mean that Licensee is permitted, directly or indirectly, in the applicable Authorized Channel of Trade in the applicable Territories to manufacture, advertise, promote, package, ship, distribute or sell the Compound, any product containing the Compound or any product which incorporates, uses or relies on the Property, or any reasonable variation thereof solely for the Purposes.  Licensor understands and agrees that Licensee may outsource the manufacture of the Products in whole or in part, and is permitted to sublicense its rights to use the Property to the extent required to do so. All of the Property licensed to Licensee hereunder shall be on a royalty-free basis.

2. Ordering Compound; Production Quantities.

(a) Purchase Orders.  Licensor agrees to sell and Licensee agrees to purchase its total requirements of the Compound solely from the Licensor (to the extent Licensee's use of the Compound would be covered by the Patents), for the Purposes pursuant to specific purchase orders submitted from time to time by Licensee which shall include, among other things, the required quantity of the Compound.  No purchase order is binding on Licensee unless and until it is in writing and signed by Licensee's authorized representative.  Licensor shall provide written confirmation within 2 business days of receipt of the purchase order.  Each purchase order shall be deemed to be submitted pursuant to this Agreement and subject to the terms and conditions therein and herein.  In the event of a conflict between the terms of the purchase order and this Agreement, the terms of this Agreement shall apply.  Each purchase order shall be for a minimum of twenty-five (25) kilograms of the Compound.

(b) Forecasts; Minimum Lead Times.  Licensee shall provide Licensor with a six (6) month non-binding forecast, updated once per quarter.  Licensee shall provide Licensor with a two (2) month binding minimum forecast; provided that Licensee may delay delivery of the Compound purchased.  Production lead time shall be at least two (2) calendar weeks prior to a requested delivery date from the date of the confirmed purchase order, provided, however, that Licensor shall use all commercially reasonable efforts to deliver the Compound to Licensee as soon as possible after receiving the purchase order unless otherwise requested by Licensee.  Licensee shall have the right to cancel any order at no charge at any time upon four (4) weeks written notice prior to the requested delivery date.

(c) Scheduling.  Licensor will manufacture the Compound for a particular shipment on a schedule such that the Compound will be finished and ready for shipment on or immediately before the shipping date as indicated on the purchase order.  The Compound must be shipped not later than five (5) days after production and quality testing is completed unless otherwise requested by Licensee.

(d) Inventories.  Licensor will source, purchase and warehouse all raw materials and maintain at all times sufficient inventories of ingredients and supplies to meet its obligations hereunder.  Any expenditure Licensor may make based on projected future sales to Licensee (including any forecasts by Licensor or Licensee) are Licensor's responsibility and at Licensor's own risk.  Licensor shall not be entitled to reimbursement of any production costs or expenses unless specifically authorized in writing in advance by Licensee.

(e) Timeliness.  Licensor shall manufacture, ship and deliver the Compound in raw material form reasonably acceptable to Licensee, in a timely manner in accordance with the purchase orders submitted by Licensee.  Licensor agrees that all Compound purchased by Licensee shall meet the Specifications.  Licensee shall have forty-five (45) days to inspect the Compound in order to determine that the Compound meets the Specifications.  If the Compound does not meet the Specifications, then such Compound may be rejected by Licensee at Licensor's expense.  If Licensee fails to inspect the Compound within such 45-day period, then the Compound shall be deemed to be accepted.  Licensor agrees that it will notify Licensee immediately of any real or anticipated delays that could impact the supply of the Compound or the ability of Licensor to fulfill its obligations under this Agreement, including, but not limited to, component supply or labor shortages, or events which involve health, safety, building code, or regulatory issues or violations.

(f) Licensor Failure to Supply.  If Licensor fails to supply the Compound in the manner and within the time frames set forth in this Agreement, or is unable to supply the Compound for any reason, Licensor shall:

(i)
grant Licensee a non-exclusive license that allows Licensee to obtain Compound or the components constituting the Compound, from third parties during the period Licensor is unable to or chooses not to supply Licensee with Compound hereunder (but only for such period), and to use such Compound and the Property in connection with the advertising, promotion, manufacturing, packaging, shipment, distribution and sale of the Products in the Authorized Channels of Trade in the Territories solely for the Purposes without violating the sole source provisions of this Agreement and without violating the Patents.  In connection with such third party supply during such period, Licensor shall provide Licensee with necessary production documentation (under the Confidentiality Agreement) and with access to Licensor’s raw material suppliers;

(ii)
pay to Licensee (x) the difference between the price Licensee would have charged its customer for the applicable lost or delayed sales and the product cost of goods sold and (y) the difference between the price Licensee would have paid for the Compound hereunder and the actual price, if greater, that Licensee pays for raw materials to replace the Compound Licensor is unable to provide under subsection (i);

(iii)	Licensor will also pay to Licensee any penalties or other costs incurred by Licensee and owed to or credited to third parties in connection with such lost or delayed sale.

The amount of Compound ordered from such third party during such period will be counted towards satisfaction of the Annual Minimum Purchase Requirement described in Schedule F.  In addition, Licensor agrees that if Licensee loses a customer due to such delay or failure to supply, the parties will make good faith efforts to renegotiate the Annual Minimum Purchase Requirement, which shall at a minimum be reduced by the greater of (i) the amount of sales to the lost customer during the 12 month period (or an annualized amount if sales covered a shorter period) preceding the failed or delayed delivery and (ii) the amount of sales to the lost customer contracted for the 12 month period (or an annualized amount if contracted for a shorter period) following the failed or delayed delivery.

To the extent Licensee purchases in excess of 125% of Licensee’s written forecasted purchases (as updated in writing) for a given six-month period under 2(b) above, Licensor shall have three weeks from the date of requested delivery to correct any failure to supply the Compound in the manner and within the time frames set forth in this Agreement prior to being required to pay the amounts prescribed in Section 2(f) above.

3. Term.  Unless sooner terminated as provided herein, the term of this Agreement shall be for a period of 5 years (the “Initial Term”) commencing on the Effective Date and continuing until the fifth anniversary thereof.  This Agreement shall automatically be renewed for additional periods of one (1) year (each, a “Renewal Term” and collectively, the “Renewal Terms”) (the Initial Term and the Renewal Term(s), if any, shall hereinafter be collectively referred to as the “Term”) unless Licensee provides Licensor with written notice of its intention not to renew this Agreement no less than one hundred eighty (180) days prior to the end of the existing term. For each one-year period following the Initial Term, the Licensor shall increase or decrease the price of the Compound to an amount equal to the price of the Compound for the previous year (the “Base Price”) plus or minus a percentage of the Base Price that is equal to the percentage increase or decrease, respectively, of the U.S. Bureau of Labor Statistics’ Consumer Price Index for All Urban Consumers Less Food and Energy (the “Core Index”) since the first day of such previous year, not to exceed 2.5% per year.

4. Permitted Uses.

(a) Subject to the provisions of Section 5 hereof, the license granted in Section 1 hereof entitles Licensee, directly or indirectly, to use the Property in connection with the advertising, promotion, packaging, manufacturing, shipment, distribution and sale of the Products in the Territories for the Purposes, including, without limitation, letterhead, business cards, invoices and receipts, oral presentations, and all other documentation and communications to third parties relating to the sale, promotion and advertising of the Products.  No consents, approvals or authorizations shall be required from Licensor in order for Licensee to market the Products.

(b) Licensee shall cause to appear on all its Products and other materials or media described in Section 4(a) hereof the appropriate patent notification which shall be of such size and in such location as shall make it readily observable.

5. Prohibited Uses.

(a) Licensee shall use the Property only in the manner, for the approved Purposes and to the extent provided in this Agreement.  It is understood that Licensor shall remain the sole owner of the Property and that neither the performance of this Agreement nor the use by Licensee thereof shall confer on Licensee any ownership rights thereto.  It is understood that Licensee shall remain the sole owner of its trademarks and the formulas for its Products and that the performance of this Agreement shall not confer on Licensor any ownership rights thereto.

(b) Licensee shall not advertise, promote, manufacture, package, ship, distribute or sell the Products outside of the Authorized Channels of Trade or Territories or for any purpose other than the Purposes.

(c) Licensee shall not use the Trademark or any trademark confusingly similar to the Trademark or any other trademark, service mark or business name owned by Licensor whether registered or not, for any purpose or in any manner whatsoever without the express written consent of Licensor.  Licensor acknowledges that "Uniflex" is not confusingly similar to the Trademark.

(d) During the Term hereof, Licensor or any of its agents, employees, representatives or affiliates, may use or grant any party the right, directly or indirectly, to use the Property and the Compound. Licensor’s sale of the Compound to Licensee will be on a non-exclusive basis, and Licensor is free to sell the Compound to other third parties inside or outside the Authorized Channels of Trade, or for the Purpose or other purposes; provided, however that Licensor will give Licensee first preference when filling orders for the Compound.

(e) Unless the clinical proven daily dosage for the Compound decreases or unless approved in advance, in writing, by Licensor, Licensee shall not recommend a daily dosage of Compound less than the amount set forth on Schedule E on any of its Product labels or packaging.

6. Developments and Improvements.

(a) If during the Term hereof, Licensor shall develop or obtain new or derivative rights or make or acquire any new developments, improvements or modifications to the Property or developments, improvements or modifications to the Compound not amounting to a Compound Derivative as defined below (the “Licensor’s Improvements”) relating to the Purposes, Licensor shall promptly advise Licensee of any and all information concerning the Licensor’s Improvements.  The Licensor’s Improvements relating to the Purposes shall be deemed to be included in the licenses granted herein by Licensor to Licensee; provided, however, that the Licensor’s Improvements shall be and remain the exclusive property of Licensor.  To the extent that a compound is developed by Licensor after the date of this Agreement that is derived from the Compound, has a similar structure to the Compound or has similar biological activity as the Compound and is of sufficient magnitude of difference to the Compound that experts in the field would agree that it is a different compound than the Compound (a “Compound Derivative”), then Licensor shall offer Licensee the first right to license the Compound Derivative for the Purposes in the Territories in the Authorized Channels of Trade. Licensor shall make an offer, in writing, to Licensee to license such Compound Derivative and shall provide Licensee with sufficient safety, efficacy, and other relevant data, similar to that provided for the Compound, to enable Licensee to ascertain interest in such the Compound Derivative (“Data”).  Licensee shall either reject such offer in writing or the parties shall negotiate in good faith the rights to such the Compound Derivative during the 90 day period, which period begins when Licensor provides Licensee with all Data, following Licensor’s written offer.  If the parties do not execute a license to such the Compound Derivative during such 90 day period, Licensor shall be free to offer the Compound Derivative to any third party for any use whatsoever, but on substantially similar terms as those offered to Licensee.

At Licensee's request, Licensor agrees to continue to provide the Compound as comprised as of the Effective Date irrespective of any of Licensor's Improvements or Compound Derivatives.

(b) If during the Term hereof, Licensee shall develop or obtain new rights or make or acquire any new developments, improvements or modifications relating to the Purposes to (i) the Property or the Compound, all of such improvements shall be owned by Licensee, provided that Licensee does not use any Confidential Information (as defined in the Confidentiality Agreement) in developing or obtaining such rights; and (ii) the Products, all of such improvements shall be owned by Licensee.  Licensee shall also own all right, title and interest in any trademarks and copyrights developed by Licensee for use on the Products.  Licensee shall not have any ownership rights to the formula for the Compound.

7. Licensee’s Obligations.   Licensee shall ensure that the Products, and the sale thereof, materially comply with applicable laws and regulations of the United States.  Without limiting the generality of the foregoing, it shall be the sole responsibility of Licensee to obtain and maintain all material licenses, permits, authorizations or product registrations required by the applicable Territory in order to sell the Products in such jurisdictions (“Health Registrations”), except for all patent search, application, registration and maintenance requirements and fees relating to the Property or the Compound  on Schedule C, which shall be the sole responsibility of Licensor.  Licensor shall comply with all reasonable requests for assistance by Licensee in connection with such Health Registrations, including, without limitation, the furnishing of documents.  All such Health Registrations of Products obtained by Licensee shall be in the name of Licensee or its designee and Licensee shall be the sole owner thereof.  If Licensee receives any notice from any such governmental authority raising any issues concerning the safety, efficacy or quality of any of the Compound, Licensee shall immediately notify Licensor in writing.  Upon receipt of such notification, Licensor shall make all efforts to cure such safety, efficacy or quality issue(s) as they relate to the Compound as promptly as possible.  Any Health Registrations of the Products that are required in the Territories shall be at Licensee’s expense.

8. Licensor’s Obligations.

(a) At Licensee’s request, Licensor shall, at its sole expense, provide to Licensee any information in Licensor's possession or control as to the contents of the Compound or any other information in Licensor's possession or control required by any governmental authorities in any Territory.  Licensor shall provide documentation and other information reasonably requested by Licensee in support of Licensee’s application, if any, for USP certification of the Products.  Licensee shall be solely responsible for any USP certification application, including the information contained in such application.

(b) Licensor shall be responsible for the proper and lawful acquisition, maintenance, storage and handling of the ingredients and components of the Compound and all Compound-related inventory while in Licensor's possession and control.

(c) Licensor shall manufacture or have manufactured, package, label, supply and deliver the Compound in accordance with the highest standards of the nutritional supplement industry and in strict compliance with (i) all applicable regulatory requirements, and (ii) Licensee’s current “Supplier Shipping & Compliance Guide,” a copy of which is attached as Schedule G. Licensor shall deliver to Licensee all documentation necessary to adequately document the safety, quality and quantity of all ingredients contained therein and the efficacy of the Compound.

Such documentation shall also include, without limitation, a Certificate of Analysis which provides qualitative and quantitative confirmation of the active ingredient content of the Compound and the accompanying laboratory results for each and every lot of the Compound.  Licensee may rely on the content of the Certificate of Analysis for any purposes.  Failure to provide Compound of suitable quality conforming to the Compound’s Specifications or documentation set forth in this Section 8 in support thereof shall be grounds for rejection of the Compound by the Licensee and a material breach of this Agreement which, if not cured within sixty (60) days, shall provide Licensee with the right to terminate this Agreement.  The Property shall not infringe upon or misappropriate the intellectual property or other rights of any third party.

(d) Licensor shall materially comply with applicable laws, regulations, rules and orders applicable in the United States, including, without limitation, those of the U.S. Federal Food and Drug Administration (the “FDA”) and those relating to the Dietary Supplements and Health Education Act of 1994, as amended.  The Compound is guaranteed by Licensor to be not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and not an article which may not, under such Act, be introduced into interstate commerce.  The Compound shall be merchantable and fit for the intended use by Licensee and the purchasers of the Products.  Licensor shall promptly notify Licensee if any audit is conducted by the FDA while any of the Compound is being manufactured.  If the FDA pulls a sample of a lot of the Compound, Licensor shall immediately send a matching sample to Licensee.  Licensor shall promptly notify Licensee of any customer or other complaints, governmental inquiries, quality issues or product liability issues relating to the Compound or any of its components.

(e) Licensor shall use its best efforts to (i) at Licensee’s written request, challenge on the basis of prior art a third party patent application that seeks to patent the Compound in Territories where Costco operates and Licensor does not hold a patent; and (ii) prosecute all pending patent applications with the appropriate governmental authorities in the Territories in order to obtain the issuance of the Patent registrations contemplated hereunder.

(f) Licensor shall use reasonable commercial efforts to promptly provide Licensee the results of any clinical studies relating to the Compound in Licensor's possession or control.

(g) Licensor represents and warrants that it has provided to Licensee all results of each clinical study in Licensor's possession or control performed by or at the request of Licensor on the Compound to date, and that such results have not been changed, summarized or altered in any way.  Licensor further represents and warrants that, to the best of its knowledge after due inquiry, that the results of all clinical studies provided to Licenses are complete and accurate.

9. Parent Guarantor.  Unigen, Inc., a corporation of the Republic of Korea, of which Licensor is a wholly-owned subsidiary, shall guarantee Licensor’s obligations under Section 17 of this Agreement, including without limitation, Licensor’s obligations under Section 17(d).  In the event that the net book value of Unigen, Inc. materially decreases from the net book value as at December 31, 2008, the parties shall discuss, in good faith, a manner or mechanism to increase the value of Unigen, Inc.’s guarantee hereunder, to adjust for the decrease in net book value, either through an increase in the level of products liability insurance required under Section 17 (g), or an additional Licensor affiliate guarantee or some other manner or method reasonably acceptable to Licensee and Licensor. During the Term, Unigen, Inc. shall provide Licensee audited financials on an annual basis and a balance sheet and income statement on a quarterly basis within 30 days of such financials becoming available.

10. Pricing, Payment Terms; Shipment, Delivery and Inspection of Goods.

(a) Basic Pricing.  The price of the Compound shall be the price set forth on Schedule F hereto, which price shall cover all costs and charges necessary to be paid by Licensee to Licensor hereunder.  The price for the Compound includes, without limitation, Licensor’s cost of complying with all of Licensee’s Specifications including, but not limited to, usual packing of good quality so as to sustain (without damages) normal motor freight transportation to the point of delivery in the United States.  The freight, crating, packaging and all other charges are to be paid by Licensor.  The price covers all federal, state and local taxes and duties from which Licensor cannot obtain exemption.  The amounts of any such taxes or duties are the sole responsibility of Licensor.  Such taxes and duties shall be paid by Licensor when due.  Licensor represents that the price Licensee pays for the Compound is Licensor’s lowest price currently in effect for any of its customers with a license to sell the Compound for  the Purposes in any country in the Territories, for goods of similar quality and similar or lower quantity.  Should any lower price, or any better terms, be quoted by Licensor to any of its customers with a license to sell the Compound for the Purposes in any such country in the Territories for goods of similar quality or similar or lower quantity, prior to completion of the delivery of the goods, Licensor will promptly notify Licensee and, thereupon, such lower price or better terms will apply to this Agreement in such country, provided that the granting of such lower price or better terms to Licensee would not be in violation of any applicable law.  In calculating the price, Licensor shall take into account all rebates, discounts, charge-backs, promotions, credits or other favorable terms or similar arrangements.  Licensor represents and warrants that, to the best of its knowledge, the prices set forth herein do not violate any law or regulation in the United States relative to price discrimination, price-fixing, or price stabilization.

(b) Price Adjustments.  Except as otherwise expressly provided in this Agreement, the price set forth on Schedule F hereto is not subject to escalation of any kind or for any reason, except for modifications or improvements to the Compound which have been requested by Licensee.

(c) Payment Terms; Delivery and Acceptance of Goods.  All Compound shall be shipped prepaid ground transportation, FOB Licensee’s designated address in the United States.  Payment terms shall be net thirty (30) days from the later of Licensee’s receipt of the Compound and the invoice pertaining to such Compound.  Licensee shall be entitled to a 2% discount on the price of all Compound for which Licensee pays within ten (10) business days of the later of Licensee’s receipt of the Compound and the invoice pertaining to such Compound.  Late payment is considered a violation of this agreement.  All payments shall be made in U.S. dollars.  Unless Licensee transports the goods with its trucks, the risk of loss or damage of the goods shall pass to Licensee at the time goods are actually accepted at the delivery address and the entire risk of loss or damage in transit shall be upon the Licensor.  Licensor bears the risks and all costs of ground transportation delivery to the U.S. delivery address, including without limitation, import duties, taxes and other charges of delivering the goods to the delivery address, cleared for importation.  An acceptance of goods shall not be deemed to occur until after Licensee has had a minimum of forty-five (45) days to inspect the Compound.  Acceptance of any part of a commercial unit shall not be deemed to be an acceptance of the entire unit.

(d) Nonconforming Goods.  Without waiving any other rights or remedies available at law or equity, Licensee may reject or revoke acceptance of goods or any portion thereof which, without limitation, are (i) not in conformity with Licensee’s quality control standards, (ii) defective, (iii) otherwise not in conformity with quantities or descriptions referred to in this Agreement or made a part hereof, (iv) not in conformity with the Specifications under which the goods are to be sold, (v) not in compliance with any mutually approved sample, or (vi) not in compliance with Licensee’s current “Supplier Shipping & Compliance Guide” (collectively, “Nonconforming Goods”).  Licensor shall make no shipment of Nonconforming Goods, whether as an accommodation or otherwise, unless first authorized in writing by the Licensee.  Upon rejection or revocation, Licensee, at its option, may return at Licensor’s expense any or all of the goods or require correction or replacement at Licensor’s expense within five business days.

(e) Inspection.  Licensee shall have the option to inspect the goods, including materials used in the manufacture or packaging of the goods, and records relating thereto at reasonable times and places before, during and after the manufacture or delivery of the goods.  Licensee reserves the right to inspect any facility in which the goods are manufactured, packaged or stored and any raw materials, goods in process, or finished goods.  An inspection or failure to inspect shall not relieve Licensor of any responsibility or liability with respect to the goods, including material used in the manufacture or packaging of the goods, nor shall an inspection be interpreted as an acceptance of goods by Licensee.

(f) Failure to discover Nonconforming Goods. Notwithstanding the foregoing paragraphs, Licensee’s failure to discover Nonconforming Goods or other defects shall not relieve Licensor of its obligations under Section 17 or any other provision of this Agreement or the applicable purchase order or limit any rights or remedies Licensee may have under applicable law or equity.

11. Representations and Warranties.

(a) Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee that (i) Licensor is the sole owner of the right, title and interest in and to the Compound and the Property (ii) Licensor is entitled to grant the licenses contemplated hereunder to Licensee, (iii) the Property does not constitute an infringement of any existing intellectual property rights when used on the Products; (iv) the Compound is suitable for the purposes for which it will be used by Licensee; (v) the Compound as delivered by Licensor to Licensee will be free of defects, will be manufactured in accordance with good manufacturing practices and conform to the Specifications; (vi) the Compound as delivered by

Licensor to Licensee shall continue to be the same qualitative and quantitative formula as the Compound tested in any clinical studies conducted by or at the direction of Licensor as of the Effective Date; (vii) Licensor has the full power, capacity and right to enter into this Agreement, including, but not limited to, the ability and wherewithal to provide for the manufacture of the Compound in compliance with the quality and quantity standards contemplated by this Agreement; (viii) Licensor has not licensed the Compound or Property or any aspect thereof in any manner inconsistent with the licenses granted hereunder; (ix) Licensor shall convey good, clear and unencumbered title to the Compound supplied; (x) neither the execution and delivery of this Agreement nor compliance with the obligations of Licensor hereunder, will violate any law or regulation, or any order or decrees of any court or government instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which Licensor is a party; and (xi) no action, approval or consent, including but not limited to, any action, approval or consent by any United States federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of Licensor in accordance with its terms.

(b) Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Licensor that (i) it has the full power, capacity and right to enter into the Agreement; (ii) it knows of no pending or threatened action in law or in equity, which adversely affects the rights granted herein; (iii) neither the execution and delivery of this Agreement nor compliance with the obligations of Licensee hereunder will violate any law or regulation, or any order or decree of any court or governmental instrumentality, or will conflict with, or result in breach of, or constitute a default under, any contract, agreement instrument or judgment to which Licensee is a party; and (iv) no action, approval or consent, including but not limited to, any action, approval or consent by any United States federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of Licensee in accordance with its terms.

12. Acknowledgment of Ownership of the Property.  Licensee acknowledges Licensor's right, title and interest in and to the Property and the goodwill associated therewith.  Licensee shall not represent in any manner that it has any ownership right, title or interest in the Property other than as set forth in this Agreement.

13. Infringement.

(a) Licensee shall notify Licensor in the event that Licensee learns of any actual or apparent infringement of the Property.

(b) Licensor shall be required to take all necessary actions to protect the validity of the Property at its sole expense.  Such action shall include, but not be limited to, assuming responsibility at its expense for the defense of any lawsuit challenging or affecting the rights to the Property, settling litigation, and/or instituting litigation at its expense to protect its rights to the Property.  Licensee shall comply, at Licensor’s expense, with all reasonable requests for assistance in connection therewith, including, without limitation, the furnishing of documents and having its officers or other persons reasonably designated by Licensor appear as witnesses.

14. Termination.

(a) In addition to any other rights of termination contained in this Agreement, this Agreement may be terminated prior to the expiration of the Term set forth in Section 3 hereof, by either party for the failure by the other party to perform any material obligation hereunder, and if a failure to cure such breach shall continue for a period of ninety (90) days after written notice of default is sent by the non-breaching party to the breaching party.

(b) This Agreement may be terminated by either party upon written notice if the other party files or has filed against it a petition under any bankruptcy laws, makes an assignment for the benefit of creditors or has a receiver appointed for it or any of its assets.

(c) This Agreement may be terminated by Licensee upon written notice if U.S. Patent No. 7,514,469 is invalid or unenforceable or otherwise limited such that the Products would not infringe the Patents.

15. Rights of Parties Upon Expiration or Termination.  In the event of the expiration or termination of this Agreement, Licensee shall have the right for a period of twelve (12) months from the date of such termination or expiration to continue the use of the Property and the Compound in conjunction with the advertising and sale of Products in the Territories and allowing for the continued manufacture of the Products in order for Licensee to effect an orderly transition with its customers and to sell though its existing inventory of Compound, Products and related packaging materials.  After such twelve (12) month period, Licensee shall thereafter cease all use of the Property and the Compound.  Termination or expiration of this Agreement shall not affect the indemnification obligations hereunder or any other provisions intended by their nature to survive the termination or expiration of this Agreement.

16. Confidentiality.  The Confidentiality Agreement dated July 15, 2002 by and between the Licensor and the Licensee (as attached hereto as Schedule G, the “Confidentiality Agreement”) is and shall remain in full force and effect.  The parties acknowledge and agree that the existence of this Agreement and the terms and conditions hereof shall constitute Confidential Information under the Confidentiality Agreement.  The parties agree that the Confidentiality Agreement shall remain in full force and effect during the Term and for a period of five years thereafter.  Licensor acknowledges that Licensee may file this Agreement or any portion hereof with the Securities and Exchange Commission if Licensee in its discretion deems such to be necessary or advisable.  Any such filing will not affect the parties’ obligations of confidentiality with respect to Confidential Information not disclosed in such a filing.

17. Indemnification; Limitation on Liability; Exclusion of Certain Damages; Insurance.

(a) Licensor agrees to indemnify, defend and hold harmless Licensee and its officers, directors, agents, employees and affiliates (such persons, together with their successors and assigns, are referred to herein as “Indemnified Parties”) from and against any claim, demand, action, proceeding or cause of action made or brought against Licensee or any of its Indemnified Parties by any third party, including, without limitation, any damages, settlement payments, penalties, liabilities, costs and expenses or any judgment rendered against or incurred by Licensee or any of its Indemnified Parties in any such action and reasonable attorneys' fees and expenses incurred by Licensee or its Indemnified Parties in defending any such claim brought against it or them except as otherwise provided below (“Damages”), to the extent arising out of or resulting from (i) a breach of this Agreement by Licensor; (ii) product liability attributable, directly or indirectly, in whole or in part, to the Compound or (iii) the violation or infringement of any patent, copyright or other intellectual property right relating to the Compound, the Property or other specifications or materials selected by Licensor, provided that none of such occurrences are caused by the negligence or willful misconduct of Licensee.

(b) Licensee agrees to indemnify, defend and hold harmless Licensor and its Indemnified Parties from and against any claim, demand, action, proceeding or cause of action which is made against Licensor or any of its Indemnified Parties by any third party, including, without limitation, any damages, settlement payments, penalties, liabilities, costs and expenses or any judgment rendered against or incurred by Licensor or any of its Indemnified Parties in any such action and reasonable attorneys' fees and expenses incurred by

Licensor or its Indemnified Parties in defending any such claim brought against it or them except as otherwise provided below, to the extent arising out of or resulting from (i) a breach of this Agreement by Licensee, (ii) the improper, labeling (including packaging materials), promotion or use of the Products by Licensee or its respective employees or agents unless such claim results from  incorrect information supplied by Licensor for the Compound or Property; or (iii) the violation or infringement of any trademark or trade dress rights relating to the Products (other than those owned by Licensor and licensed to Licensee hereunder) or other specifications or materials selected by Licensee, provided that none of such occurrences are caused by the negligence or willful misconduct of Licensor.

(c) Upon the occurrence of an event which would give rise to a right of indemnification under this Agreement, the party claiming the right to indemnification (the "Indemnitee") shall give prompt written notice to the other party providing reasonable details of the nature of the event and basis of the indemnity claim.  The party obligated to provide the indemnification (the "Indemnitor") shall then have the right, at its own expense and with counsel of its choice, to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding ("Action").  If the Indemnitee reasonably determines that its interests are not adequately represented by the Indemnitor’s counsel, Indemnitee shall have the right to participate, at the Indemnitor’s expense, in the defense thereof with counsel of its choice reasonably acceptable to the Indemnitor.  In any event, the Indemnitee shall also have the right, but not the obligation, to participate at its own expense in the defense thereof with counsel of its choice.  The Indemnitee agrees to cooperate to the extent reasonably necessary to assist the Indemnitor in defending, contesting or otherwise protesting against any such Action provided that the reasonable cost in doing so shall be paid by the Indemnitor.  If the Indemnitor fails within fifteen (15) days after receipt of such notice to (i) notify the Indemnitee of its intent to defend, or (ii) defend, contest or otherwise protect against such Action, or fails to diligently continue to provide such defense after undertaking to do so, the Indemnitee shall have the right upon five (5) days' prior written notice to the Indemnitor, to defend, settle and satisfy any such Action and recover the costs of the same from the Indemnitor.  Any amounts owed by the Indemnitor to the Indemnitee may, at the Indemnitee’s option, be applied to offset amounts owed by the Indemnitee to the Indemnitor pursuant to this Agreement.

(d) Each party’s liability to the other shall be limited to the greater of $1.5 million or the value of the shipment of the Compound giving rise to such claim, except in each case to the extent the claim results primarily from such party’s gross negligence, bad faith or intentional misconduct. Notwithstanding the foregoing limitation, in the event of a recall, discontinuation or market withdrawal of the Product resulting from the Compound, Licensor shall be liable to Licensee for up to $20 million.  The limitation on liability in this Section 17(d) shall not apply to the provisions of Sections 2(f), 17(a) and 17(b).

(e) EACH OF LICENSOR AND LICENSEE ACKNOWLEDGES THAT, EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL IT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS OR EXPENSE, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF USE, LOST TIME AND ANY AND ALL OTHER COMMERCIAL DAMAGES, EVEN IF ADVISED OF THEIR POSSIBLE EXISTENCE.  The foregoing exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies, but shall not apply to any indemnification obligations and/or amounts owed pursuant to Section 17(a) and (b) above.

(f) The provisions of this Section 17 shall survive the expiration of the Term or any other termination of this Agreement.

(g) The Licensee shall maintain in full force and effect throughout the Term general product liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence,

two million dollars ($2,000,000) in the aggregate.  The Licensor shall maintain in full force and effect throughout the Term general product liability insurance with limits of not less than five million dollars ($5,000,000) per occurrence, five million dollars ($5,000,000) in the aggregate. Licensor’s insurance shall name Licensee and its affiliates as an additional insured, shall have broad form vendor’s coverage, and shall be placed with an insurance company which has a most recent rating given by Best’s Key Rating Guide of at least a “B” or above, or in such other company as Licensee may approve.  Each party agrees to promptly deliver certificates or other proof of said insurance to the other party.  Licensor’s insurance required by this Agreement shall be primary with respect to any other insurance available to Licensor and shall contain a waiver of subrogation by Licensor’s insurance carrier against Licensee and its insurance carrier with respect to all obligations assumed by Licensor pursuant to this Agreement.  Each party will provide a copy of any contract of insurance required under this Agreement, upon request from the other party.

18. Force Majeure.  None of the parties shall be liable for any failure to perform or delay in performance of its obligations hereunder (other than the obligation to pay monies due and owing for the shipment of Compound under this Agreement) caused by any circumstances beyond its reasonable control occurring in any of the countries in the applicable Territory, including, but not limited to, fire, earthquake, war, civil commotion, any act of central or local government, industrial disputes, lockouts and strikes, provided, however, that if the period of default continues for more than sixty (60) days, the other party shall be entitled to terminate this Agreement forthwith by notice in writing.

19. Further Assurances.  The parties shall execute such documents and consents and take such other action as may be necessary to register this Agreement with the appropriate governmental authorities of the countries in the Territories.

20. Amendments.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both parties and making specific reference to this Agreement.

21. Waivers.  Neither Licensor's nor Licensee's failure to enforce any of the provisions of this Agreement shall constitute a waiver of its rights to later enforce such terms or conditions. Any waiver under this Agreement must be in writing signed by the party to be charged therewith and expressly purporting to constitute such a waiver. Any such waiver shall be effective only for the specific instance and circumstance with respect to which it is executed and delivered.

22. Notices.  All notices under this Agreement shall be in English and shall be (a) in writing; (b) given by regularly scheduled express courier service, hand-delivered or facsimile (confirmed by such airmail, express courier or hand-delivered correspondence); and (c) addressed to the parties at the addresses set forth immediately below, or to such other address as either party may advise the other in writing in accordance with the terms hereof:

if to Licensor:                Unigen Pharmaceuticals, Inc.
2660 Willamette Drive NE
Lacey, Washington 98516
Attention:  Edward Cannon,
President and Chief Executive Officer
Facsimile:  (360) 413-9135

with a copy to:

                                          Unigen Pharmaceuticals, Inc.
2660 Willamette Drive NE
Lacey, Washington 98516
Attention:  Thomas J. Hoolihan,
Executive Vice President and General Counsel
Facsimile:  (360) 413-9135

if to Licensee:               Schiff Nutrition Group, Inc.
2002 South 5070 West
Salt Lake City, UT 84104
Attention: General Counsel
Facsimile:  (801) 975-1924

if to Guarantor:             Unigen, Inc.
#200-1, Songjung-Ru, Byeongcheon-Myeon
Cheonan-Si, Chugnam 330-863, South Korea
Attention: Ed Cannon, Chief Executive Officer
Facsimile: +82-41-529-1599

with a copy to:

Unigen, Pharmaceuticals, Inc.
2660 Willamette Drive NE
Lacey, Washington 98516
Attention:  Edward Cannon,
President and Chief Executive Officer
Facsimile:  (360) 413-9135

Notices shall be deemed given (i) on the scheduled delivery date, if sent by regularly scheduled express courier service; and (ii) when transmitted, if transmitted by facsimile and confirmed in one of the manners aforesaid.

23. Assignments And Sub-Licenses.  Neither Licensor nor Licensee shall assign its rights hereunder without the prior written consent of the other party hereto, which shall not be unreasonably withheld; provided, however, Licensee or Licensor may, at any time, assign this Agreement without the prior written consent of Licensor to any affiliated company, or in the event of a change of ownership or control of Licensee, including a sale of substantially all the assets of the Licensee.  Licensee may sublicense its rights under this Agreement to affiliates of Licensee upon the prior written consent of Licensor, such consent not to be withheld or delayed unreasonably.  Licensee may outsource the manufacture of the Products in whole or in part, and is permitted to sublicense its rights under this Agreement to the extent required to do so.

24. Brokers.  Each of the parties represents and warrants that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.  The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

25. Execution; Governing Law; Arbitration.

(a) This Agreement shall not be binding until it has been executed on behalf of each party by a duly authorized officer of each party.

(b) This Agreement, and any and all disputes arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of Washington, without application of any conflicts of laws principles, except that the Arbitration provision in Paragraph 26(c) below, shall be governed by the Federal Arbitration Act to the extent that it is applicable.

(c) Any and all controversies, claims or disputes arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be settled and determined exclusively by final and binding arbitration administered by JAMS under its Streamlined Arbitration Rules and Procedures and shall be heard in Seattle, Washington.  The state or Federal courts of the states of Washington and Utah shall have concurrent jurisdiction to issue preliminary injunctive or other equitable relief in order to enforce the terms of this Agreement.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the parties.  Each party to this Agreement waives any objection to personal jurisdiction of the state or Federal courts in Seattle, Washington and Salt Lake City, Utah.

(d) In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitation.

26. Prevailing Party.  The prevailing party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be entitled to recover from the non-prevailing party its costs and reasonable attorney’s fees, as determined by the arbitrator(s) or court.

27. Entire Agreement.  This Agreement, including the Schedules hereto, the purchase orders, including the Specifications (as defined above), submitted by Licensee to Licensor from time to time and the Confidentiality Agreement represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

28. Headings.  Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SCHIFF NUTRITION GROUP, INC.,

By:	/s/ Thomas H. Elitharp
Name: Thomas H. Elitharp
Title: Executive Vice President – Operations and Support Services

UNIGEN PHARMACEUTICALS, INC.,

By:	/s/ Edward Cannon
Name: Edward Cannon
Title: President and Chief Executive Officer

UNIGEN, INC., a corporation of the Republic of Korea, as Guarantor for Section 17

By:	/s/ Edward Cannon
Name: Edward Cannon
Title: Chief Executive Officer